                                                                  Exhibit P (IV)

                         GOLDMAN SACHS ASSET MANAGEMENT
                      GOLDMAN SACHS FUNDS MANAGEMENT, L.P.
                  GOLDMAN SACHS ASSET MANAGEMENT INTERNATIONAL


        CODE OF ETHICS

                                                   Effective January 23, 1991
                                                   (as revised April 1, 2000)

I.      DEFINITIONS

        A. "Access Person" with respect to Goldman Sachs Asset Management ("GSAM") means (because GSAM is a unit within the Investment Management Division, a separate operating division, of Goldman, Sachs & Co., and Goldman, Sach & Co. is primarily engaged in a business other than advising registered investment companies or other advisory clients) only those officers, general partners or Advisory Persons (as defined below) of GSAM who, with respect to any Investment Company (as defined below), make recommendations or participate in the determination of which recommendation shall be made to any Investment Company, or whose principal function or duties relate to the determination of which recommendation shall be made to any Investment Company, or who, in connection with their duties, obtain any information concerning such recommendations on Covered Securities (as defined below) which are being made to the Investment Company. "Access Person" with respect to Goldman Sachs Asset Management International ("GSAMI") and Goldman Sachs Funds Management, L.P. ("GSFM") means any director, officer, general partner or Advisory Person of GSAMI or GSFM, as the case may be.

        B.      "Adviser" means each of GSAM, GSAMI and GSFM.

        C. "Advisory Person" means (1) any officer or employee of the Adviser or any company in a control relationship to the Adviser who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a Covered Security by an Investment Company, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (2) any natural person in a control relationship to the Adviser who obtains information concerning the recommendations made to an Investment Company with regard to the purchase or sale of a Covered Security.

        D. "Beneficial ownership" of a security shall be interpreted in the same manner as it would be under Rule 16a-1 (a) (2) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

        E. "Board of Trustees" means the board of trustees or directors, including a majority of the disinterested trustees/directors, of any Investment Company for which an Adviser serves as an investment adviser, sub-adviser or principal underwriter.

        F.      "Control" shall have the same meaning as that set forth in
                Section 2(a)(9) of the Investment Company Act of 1940, as amended (the "Investment Company Act"). Section 2(a)(9) generally provides that "control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

        G.      "Covered Security" means a security as defined in Section 2(a)
                (36) of the Investment Company Act, except that it does not include: (1) direct obligations of the Government of the United States; (2) banker's acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (any instrument having a maturity at issuance of less than 366 days and that is in one of the two highest rating categories of a nationally recognized statistical rating organization), including repurchase agreements; and (3) shares of registered open-end investment companies.

        H. "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

        I. "Investment Company" means a company registered as such under the Investment Company Act, or any series thereof, for which the Adviser is the investment adviser, sub-adviser or principal underwriter.

        J. "Investment Personnel" of the Adviser means (i) any employee of the Adviser (or of any company in a control relationship to the Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by an Investment Company or (ii) any natural person who controls the Adviser and who obtains information concerning recommendations made to an Investment Company regarding the purchase or sale of securities by an Investment Company.

        K. A "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to
                Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act of 1933.

        L. "Purchase or sale of Covered Security" includes, among other things, the writing of an option to purchase or sell a Covered Security or any security that is exchangeable for or convertible into another security.

        M. "Review Officer" means the officer of the Adviser designated from time to time by the Adviser to receive and review reports of purchases and sales by Access Persons. The term "Alternative Review Officer" means the officer of the Adviser designated from time to time by the Adviser to receive and review reports of purchases and sales by the Review Officer, and who shall act in all respects in the manner prescribed herein for the Review Officer. It is recognized that a different Review Officer and Alternative Review Officer may be designated with respect to each Adviser.

        N. A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation. With respect to an analyst of the Adviser, the foregoing period shall commence on the day that he or she decides to recommend the purchase or sale of the security to the Adviser for an Investment Company.

        O. A security is "held or to be acquired" if within the most recent 15 days it (1) is or has been held by the Investment Company, or
                (2) is being or has been considered by the Adviser for purchase by the Investment Company.

II.     LEGAL REQUIREMENTS

        Section 17(j) of the Investment Company Act provides, among other things, that it is unlawful for any affiliated person of the Adviser to engage in any act, practice or course of business in connection with the purchase or sale, directly or indirectly, by such affiliated person of any security held or to be acquired by an Investment Company in contravention of such rules and regulations as the Securities and Exchange Commission (the "Commission") may adopt to define and prescribe means reasonably necessary to prevent such acts, practices or courses of business as are fraudulent, deceptive or manipulative. Pursuant to Section 17(j), the Commission has adopted Rule 17j-1 which provides, among other things, that it is unlawful for any affiliated person of the Adviser in connection with the purchase or sale, directly or indirectly, by such person of a Covered Security held or to be acquired by an Investment Company:

                (1) To employ any device, scheme or artifice to defraud such Investment Company;

                (2) To make any untrue statement of a material fact to such Investment Company or omit to state a material fact necessary in order to make the statements made to such Investment Company, in light of the circumstances under which they are made, not misleading;

                (3) To engage in any act, practice, or course of business that operates or would operate as a fraud or deceit upon any such Investment Company; or

                (4) To engage in any manipulative practice with respect to such Investment Company.

III.    STATEMENT OF POLICY

        It is the policy of the Adviser that no Access Person shall engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-1. The fundamental position of the Adviser is, and has been, that each Access Person shall place at all times the interests of each Investment Company and its shareholders first in conducting personal securities transactions. Accordingly, private securities transactions by Access Persons of the Adviser must be conducted in a manner consistent with this Code and so as to avoid any actual or potential conflict of interest or any abuse of an Access Person's position of trust and responsibility. Further, Access Persons should not take inappropriate advantage of their positions with, or relationship to, any Investment Company, the Adviser or any affiliated company.

        Without limiting in any manner the fiduciary duty owed by Access Persons to the Investment Companies or the provisions of this Code, it should be noted that the Adviser and the Investment Companies consider it proper that purchases and sales be made by Access Persons in the marketplace of securities owned by the Investment Companies; provided, however, that such securities transactions comply with the spirit of, and the specific restrictions and limitations set forth in, this Code. Such personal securities transactions should also be made in amounts consistent with the normal investment practice of the person involved and with an investment, rather than a trading, outlook. Not only does this policy encourage investment freedom and result in investment experience, but it also fosters a continuing personal interest in such investments by those responsible for the continuous supervision of the Investment Companies' portfolios. It is also evidence of confidence in the investments made. In making personal investment decisions with respect to any security, however, extreme care must be exercised by Access Persons to ensure that the prohibitions of this Code are not violated. Further, personal investing by an Access Person should be conducted in such a manner so as to eliminate the possibility that the Access Person's time and attention is being devoted to his or her personal investments at the expense of time and attention that should be devoted to management of an Investment Company's portfolio. It bears emphasis that technical compliance with the procedures, prohibitions and limitations of this Code will not automatically insulate from scrutiny personal securities transactions which show a pattern of abuse by an Access Person of his or her fiduciary duty to any Investment Company.

IV.     EXEMPTED TRANSACTIONS

        The Statement of Policy set forth above shall be deemed not to be violated by and the prohibitions of Section V of this Code shall not apply to:

        A. Purchases or sales of securities effected for, or held in, any account over which the Access Person has no direct or indirect influence or control;

        B. Purchases or sales of securities which are not eligible for purchase or sale by an Investment Company;

        C. Purchases or sales of securities which are non-volitional on the part of either the Access Person or an Investment Company;

        D. Purchases or sales of securities which are part of an automatic dividend reinvestment, cash purchase or withdrawal plan provided that no adjustment is made by the Access Person to the rate at which securities are purchased or sold, as the case may be, under such a plan during any period in which the security is being considered for purchase or sale by an Investment Company;

        E. Purchases of securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

        F. Tenders of securities pursuant to tender offers which are expressly conditioned on the tender offer's acquisition of all of the securities of the same class;

        G. Purchases or sales of publicly-traded shares of companies that have a market capitalization in excess of $10 billion; and

        H. Other purchases or sales which, due to factors determined by the Adviser, only remotely potentially impact the interests of an Investment Company because the securities transaction involves a small number of shares of an issuer with a large market capitalization and high average daily trading volume or would otherwise be very unlikely to affect a highly institutional market.

V.      PROHIBITED PURCHASES AND SALES

        A. While the scope of actions which may violate the Statement of Policy set forth above cannot be exactly defined, such actions would always include at least the following prohibited activities:

                (1) No Access Person shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such purchase or sale the Covered Security:


                        (i) is being considered for purchase or sale by an Investment Company; or

                        (ii)    is being purchased or sold by an Investment
                                Company.

                (2) No Access Person shall reveal to any other person (except in the normal course of his or her duties on behalf of an Investment Company) any information regarding securities transactions by an Investment Company or consideration by an Investment Company or the Adviser of any such securities transaction.

                (3) No Access Person shall engage in, or permit anyone within his or her control to engage in, any act, practice or course of conduct which would operate as a fraud or deceit upon, or constitute a manipulative practice with respect to, an Investment Company or an issuer of a any security owned by an Investment Company.

                (4) No Access Person shall enter an order for the purchase or sale of a Covered Security which an Investment Company is purchasing or selling or considering for purchase or sale until the later of (i) the day after the Investment Company's transaction in that Covered Security is completed or (ii) after the Investment Company is no longer considering the security for purchase or sale, unless the Review Officer determines that it is clear that, in view of the nature of the Covered Security and the market for such Covered Security, the order of the Access Person will not adversely affect the price paid or received by the Investment Company. Any securities transactions by an Access Person in violation of this Subsection 4 must be unwound, if possible, and the profits, if any, will be subject to disgorgement based on the assessment of the appropriate remedy as determined by the Adviser.

                (5) No Access Person shall, in the absence of prior approval by the Review Officer, sell any Covered Security that was purchased, or purchase a Covered Security that was sold, within the prior 30 calendar days (measured on a last-in first-out basis).

        B. In addition to the foregoing, the following provision will apply to Investment Personnel of the Adviser:


                (1) Investment Personnel must, as a regulatory requirement and as a requirement of this Code, obtain prior approval before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering. In addition, Investment Personnel must comply with any additional restrictions or prohibitions that may be adopted by the Adviser from time to time.

                (2) No Investment Personnel shall accept any gift or personal benefit valued in excess of such de minimis amount established by the Adviser from time to time in its discretion (currently this amount is $100 annually) from any single person or entity that does business with or on behalf of an Investment Company. Gifts of a de minimis value (currently these gifts are limited to gifts whose reasonable value is no more than $100 annually from any single person or entity), and customary business lunches, dinners and entertainment at which both the Investment Personnel and the giver are present, and promotional items of de minimis value may be accepted. Any solicitation of gifts or gratuities is unprofessional and is strictly prohibited.


                (3) No Investment Personnel shall serve on the board of directors of any publicly traded company, absent prior written authorization and determination by the Review Officer that the board service would be consistent with the interests of the Investment Companies and their shareholders. Such interested Investment Personnel may not participate in the decision for any Investment Company to purchase and sell securities of such company.

VI.     BROKERAGE ACCOUNTS

        Access Persons are required to direct their brokers to supply for the Review Officer on a timely basis duplicate copies of confirmations of all securities transactions in which the Access Person has a beneficial ownership interest and related periodic statements, whether or not one of the exemptions listed in Section IV applies. If an Access Person is unable to arrange for duplicate copies of confirmations and periodic account statements to be sent to the Review Officer, he or she must immediately notify the Review Officer.

VII.    PRECLEARANCE PROCEDURE

        With such exceptions and conditions as the Adviser deems to be appropriate from time to time and consistent with the purposes of this Code (for example, exceptions based on an issuer's market capitalization, the amount of public trading activity in a security, the size of a particular transaction or other factors), prior to effecting any securities transactions in which an Access Person has a beneficial ownership interest, the Access Person must receive approval by the Adviser. Any approval is valid only for such number of day(s) as may be determined from time to time by the Adviser. If an Access Person is unable to effect the securities transaction during such period, he or she must re-obtain approval prior to effecting the securities transaction.

        The Adviser will decide whether to approve a personal securities transaction for an Access Person after considering the specific restrictions and limitations set forth in, and the spirit of, this Code of Ethics, including whether the security at issue is being considered for purchase or sale for an Investment Company. The Adviser is not required to give any explanation for refusing to approve a securities transaction.

VIII.   REPORTING

        A. Every Access Person shall report to the Review Officer the information (1) described in Section VIII-C of this Code with respect to transactions in any Covered Security in which such Access Person has, or by reason of such transaction acquires or disposes of, any direct or indirect beneficial ownership in the Covered Security or (2) described in Sections VIII-D or VIII-E of this Code with respect to securities holdings beneficially owned by the Access Person.

        B. Notwithstanding Section VIII-A of this Code, an Access Person need not make a report where the report would duplicate information recorded pursuant to Rules 204-2(a)(12) or 204-2(a)(13) under the Investment Advisers Act of 1940 or if the report would duplicate information contained in broker trade confirmations or account statements received by the Review Officer and all of the information required by Section VIII-C, D or E is contained in such confirmations or account statements. The quarterly transaction reports required under Section VIII-A(1) shall be deemed made with respect to (1) any account where the Access Person has made provision for transmittal of all daily trading information regarding the account to be delivered to the designated Review Officer for his or her review or (2) any account maintained with the Adviser or an affiliate. With respect to Investment Companies for which the Adviser does not act as investment adviser or sub-adviser, reports required to be furnished by officers and trustees of such Investment Companies who are Access Persons of the Adviser must be made under Section VIII-C of this Code and furnished to the designated review officer of the relevant investment adviser.

        C. Quarterly Transaction Reports. Unless quarterly transaction reports are deemed to have been made under Section VIII-B of this Code, every quarterly transaction report shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

                (1) The date of the transaction, the title, the interest rate and maturity date (if applicable), class and the number of shares, and the principal amount of each Covered Security involved;

                (2) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                (3) The price of the Covered Security at which the transaction was effected;

                (4) The name of the broker, dealer or bank with or through whom the transaction was effected;

                (5) The date that the report was submitted by the Access Person; and

                (6) With respect to any account established by an Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access
                        Person:

                        (1) The name of the broker, dealer or bank with whom the Access Person established the account;

                        (2)     The date the account was established; and

                        (3) The date that the report was submitted by the Access Person.

        D. Initial Holdings Reports. No later than 10 days after becoming an Access Person, each Access Person must submit a report containing the following information:

                        (1) The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

                        (2) The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

                        (3) The date that the report is submitted by the Access Person.

        E. Annual Holdings Reports. Between January 1st and January 30th of each calendar year, every Access Person shall submit the following information (which information must be current as of a date no more than 30 days before the report is submitted):

                        (1) The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

                        (2) The name of any broker, dealer or bank with whom the Access Person maintains an account in which any Covered Securities are held for the direct or indirect benefit of the Access Person; and

                        (3) The date that the report is submitted by the Access Person.

        F. If no transactions in any securities required to be reported under Section VIII-A(1) were effected during a quarterly period by an Access Person, such Access Person shall report to the Review Officer not later than 10 days after the end of such quarterly period stating that no reportable securities transactions were effected.

        G. These reporting requirements shall apply whether or not one of the exemptions listed in Section IV applies except that an Access Person shall not be required to make a report with respect to securities transactions effected for, and any Covered Securities held in, any account over which such Access Person does not have any direct or indirect influence or control.

        H. Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that (1) he or she has or had any direct or indirect beneficial ownership in the Covered Security to which the report relates (a "Subject Security") or (2) he or she knew or should have known that the Subject Security was being purchased or sold, or considered for purchase or sale, by an Investment Company on the same day.

IX.     APPROVAL OF CODE OF ETHICS AND AMENDMENTS TO THE CODE OF
        ETHICS

        The Board of Trustees of each Investment Company shall approve this Code of Ethics. Any material amendments to this Code of Ethics must be approved by the Board of Trustees of each Investment Company no later than six months after the adoption of the material change. Before their approval of this Code of Ethics and any material amendments hereto, the Adviser shall provide a certification to the Board of Trustees of each such Investment Company that the Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Code of Ethics.

X.      ANNUAL CERTIFICATION OF COMPLIANCE

        Each Access Person shall certify to the Review Officer annually on the form annexed hereto as Form A that he or she (A) has read and understands this Code of Ethics and any procedures that are adopted by the Adviser relating to this Code, and recognizes that he or she is subject thereto; (B) has complied with the requirements of this Code of Ethics and such procedures; (C) has disclosed or reported all personal securities transactions and beneficial holdings in Covered Securities required to be disclosed or reported pursuant to the requirements of this Code of Ethics and any related procedures.

XI.     CONFIDENTIALITY

        All reports of securities transactions, holding reports and any other information filed with the Adviser pursuant to this Code shall be treated as confidential, except that reports of securities transactions and holdings reports hereunder will be made available to the Investment Companies and to the Commission or any other regulatory or self-regulatory organization to the extent required by law or regulation or to the extent the Adviser considers necessary or advisable in cooperating with an investigation or inquiry by the Commission or any other regulatory or self-regulatory organization.

XII.    REVIEW OF REPORTS

        A. The Review Officer shall be responsible for the review of the quarterly transaction reports required under VIII-C and VIII-F, and the initial and annual holdings reports required under Sections VIII-D and VIII-E, respectively, of this Code of Ethics. In connection with the review of these reports, the Review Officer or the Alternative Review Officer shall take appropriate measures to determine whether each reporting person has complied with the provisions of this Code of Ethics and any related procedures adopted by the Adviser.

        B. On an annual basis, the Review Officer shall prepare for the Board of Trustees of each Investment Company and the Board of Trustees of each Investment Company shall consider:

                (1) A report on the level of compliance during the previous year by all Access Persons with this Code and any related procedures adopted by the Adviser, including without limitation the percentage of reports timely filed and the number and nature of all material violations and sanctions imposed in response to material violations. An Alternative Review Officer shall prepare reports with respect to compliance by the Review Officer;

                (2) A report identifying any recommended changes to existing restrictions or procedures based upon the Adviser's experience under this Code, evolving industry practices and developments in applicable laws or regulations; and

                (3) A report certifying to the Board of Trustees that the Adviser has adopted procedures that are reasonably necessary to prevent Access Persons from violating this Code of Ethics.

XIII.   SANCTIONS

        Upon discovering a violation of this Code, the Adviser may impose such sanction(s) as it deems appropriate, including, among other things, a letter of censure, suspension or termination of the employment of the violator and/or restitution to the affected Investment Company of an amount equal to the advantage that the offending person gained by reason of such violation. In addition, as part of any sanction, the Adviser may require the Access Person or other individual involved to reverse the trade(s) at issue and forfeit any profit or absorb any loss from the trade. It is noted that violations of this Code may also result in criminal prosecution or civil action. All material violations of this Code and any sanctions imposed with respect thereto shall be reported periodically to the Board of Trustees of the Investment Company with respect to whose securities the violation occurred.

XIV.    INTERPRETATION OF PROVISIONS

        The Adviser may from time to time adopt such interpretations of this Code as it deems appropriate.

XV.     IDENTIFICATION OF ACCESS PERSONS AND INVESTMENT PERSONNEL

        The Adviser shall identify all persons who are considered to be Access Persons and Investment Personnel, and shall inform such persons of their respective duties and provide them with copies of this Code and any related procedures adopted by the Adviser.

XVI.    EXCEPTIONS TO THE CODE

        Although exceptions to the Code will rarely, if ever, be granted, a designated Officer of the Adviser, after consultation with the Review Officer, may make exceptions on a case by case basis, from any of the provisions of this Code upon a determination that the conduct at issue involves a negligible opportunity for abuse or otherwise merits an exception from the Code. All such exceptions must be received in writing by the person requesting the exception before becoming effective. The Review Officer shall report any exception to the Board of Trustees of the Investment Company with respect to which the exception applies at its next regularly scheduled Board meeting.

XVII.   RECORDS

        The Adviser shall maintain records in the manner and to the extent set forth below, which records may be maintained on microfilm under the conditions described in Rule 31a-2(f)(1) and Rule 17j-1 under the Investment Company Act and shall be available for examination by representatives of the Commission.

        A. A copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved for a period of not less than five years in an easily accessible place;

        B. A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

        C. A copy of each initial holdings report, annual holdings report and quarterly transaction report made by an Access Person pursuant to this Code (including any brokerage confirmation or account statements provided in lieu of the reports) shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place;

        D. A list of all persons who are, or within the past five years have been, required to make initial holdings, annual holdings or quarterly transaction reports pursuant to this Code shall be maintained in an easily accessible place;

        E. A list of all persons, currently or within the past five years who are or were responsible for reviewing initial holdings, annual holdings or quarterly transaction reports shall be maintained in an easily accessible place;

        F. A record of any decision and the reason supporting the decision to approve the acquisition by Investment Personnel of Initial Public Offerings and Limited Offerings shall be maintained for at least five years after the end of the fiscal year in which the approval is granted; and

        G. A copy of each report required by Section XII-B of this Code shall be maintained for at least five years after the end of the fiscal year in which it was made, the first two years in an easily accessible plan.

XVIII.  SUPPLEMENTAL COMPLIANCE AND REVIEW PROCEDURES

        The Adviser may establish, in its discretion, supplemental compliance and review procedures (the "Procedures") that are in addition to those set forth in this Code in order to provide additional assurance that the purposes of this Code are fulfilled and/or assist the Adviser in the administration of this Code. The Procedures may be more, but shall not be less, restrictive than the provisions of this Code. The Procedures, and any amendments thereto, do not require the approval of the Board of Trustees of an Investment Company.

                                                              APRIL 1, 2000

                         GOLDMAN SACHS ASSET MANAGEMENT
                      GOLDMAN SACHS FUNDS MANAGEMENT, L.P.
                  GOLDMAN SACHS ASSET MANAGEMENT INTERNATIONAL


       SUPPLEMENTAL COMPLIANCE AND REVIEW PROCEDURES UNDER CODE OF ETHICS

        Pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended, Goldman Sachs Asset Management, Goldman Sachs Funds Management, L.P., and Goldman Sachs Asset Management International (each, an "Adviser") have adopted a Code of Ethics with respect to Investment Companies for which the Adviser is the investment adviser, sub-adviser or principal underwriter. The Code of Ethics contemplates that the Adviser may establish, in its discretion, supplemental compliance and review procedures ("Procedures") that are in addition to those set forth in the Code of Ethics in order to provide additional assurance that the purposes of the Code of Ethics are fulfilled and/or assist the Adviser in the administration of the Code. These Procedures apply to Access Persons and Investment Personnel of the Adviser as stated below. Terms that are defined in the Code of Ethics shall have the same meaning in these Procedures.

        A.      Review Procedures

        The Review Officer for each Adviser shall follow the procedures set forth below in connection with reviewing initial and annual holdings reports and quarterly transaction reports described in the Adviser's Code of Ethics.

        In reviewing the initial and annual holdings reports and the quarterly transaction reports (including information related to the establishment of any new accounts during the review period) required to be submitted by Access Persons under the Adviser's Code, the Review Officer shall compare, or caused to be compared through an electronic-review process, the reported personal securities holdings and transactions of each Access Person with completed and contemplated portfolio transactions and holdings of the Investment Companies for which an Adviser is the investment adviser or sub-adviser to determine whether any holdings or transactions that violate the Code may have occurred (a "Reviewable Holding" or a "Reviewable Transaction"). In the case of reports of personal securities holdings or transactions of the Review Officer, the Alternative Review Officer shall perform such comparison. Before making any determination that a violation has been committed by any Access Person, the Review Officer (or Alternative Review Officer, as the case may be) shall provide such Access Person an opportunity to supply additional explanatory material for the purposes of demonstrating that such holdings or transactions did not violate this Code. If the Review Officer determines that a Reviewable Transaction may have occurred, he or she shall submit his or her written determination, together with the confidential quarterly report and any additional explanatory material provided by the Access Person to a designated officer of the Adviser, who shall make an independent determination of whether a violation of this Code has occurred.

        B.      Additional Compliance Procedures

                In addition to the compliance procedures set forth in the Adviser's Code of Ethics, Access Persons, Advisory Persons and Investment Personnel shall follow the additional compliance procedures set forth below as applicable.

                (1) No Access Person shall recommend any securities transaction for an Investment Company without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation (i) his or her direct or indirect beneficial ownership of any securities or such issuer, (ii) any contemplated transaction by such person in such securities, (iii) any position with such issuer or its affiliates and (iv) any present or proposed business relationship between such issuer or its affiliates, on the one hand, and such person or any party in which such person has a significant interest, on the other; provided, however, that in the event the interest of such Access Person in such securities or issuer is not material to his or her personal net worth (as determined by the Review Officer) and any contemplated transaction by such person in such securities cannot reasonably be expected to have a material adverse effect on any such transaction by the company or on the market for the securities generally, such Access Person shall not be required to disclose his or her interest in the securities or issuer thereof in connection with any such recommendation.

                (2) No Investment Personnel shall, directly or indirectly, purchase any security sold in an Initial Public Offering or secondary public offering of an issuer, regardless of whether the issue is a "hot issue."

                (3) No Investment Personnel shall, directly or indirectly, purchase any security issued pursuant to a Limited Offering without obtaining prior written approval from the Review Officer. In reviewing a request to purchase a security issued pursuant to a Limited Offering, the Review Officer shall determine whether the purchase creates or may create a conflict of interest with an Investment Company warranting that the request be rejected. For instance, the approval process will take into account whether the investment opportunity should be reserved for an Investment Company and whether the opportunity is being offered to the Investment Personnel by virtue of his or her position with or relationship to an Investment Company.

                (4) No Investment Personnel shall, directly or indirectly, purchase or sell any Covered Security in which he or she has, or by reason of such purchase acquires, any beneficial ownership interest within a period of seven
                        (7)
                        calendar days before and after any Investment Company advised by such person has purchased or sold such Covered Security. Any securities transaction by a person in violation of this Subsection B.4 must be unwound, if possible, and the profits, if any, must be disgorged to the applicable Investment Company.

        C.      Preclearance Procedure

                Until further change, purchases and sales of publicly-traded common shares of companies that have a market capitalization in excess of $10 billion shall not be subject to the Adviser's pre-clearance procedures set forth in Section VII of the Adviser's Code of Ethics.

        D.      Sanctions

                Upon discovering a violation of the Adviser's Code or these Procedures, the Adviser may impose such sanction(s) as it deems appropriate, including, among other things, a letter of censure, suspension or termination of the employment of the violator and/or restitution to the affected Investment Company of an amount equal to the advantage that the offending person gained by reason of such violation. In addition, as part of any sanction, the Adviser may require the Access Person or other individual involved to reverse the trade(s) at issue and forfeit any profit or absorb any loss from the trade. It is noted that violations of the Code or these Procedures may also result in criminal prosecution or civil action.

        E.      Amendments

                These Procedures may be amended by the Adviser from time to time in its discretion.



                                      -3-